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                                                                     EXHIBIT 5.1

                               HALE AND DOOR LLP
                               COUNSELORS AT LAW


                                WWW.HALEDORR.COM
                       60 STATE STREET O BOSTON, MA 02109
                         617-526-6000 O FAX 617-526-5000


                                   May 10, 2004

SS&C Technologies, Inc.
80 Lamberton Road
Windsor, CT 06095

         Registration Statement on Form S-3

Ladies and Gentlemen:

         This opinion is furnished to you in connection with a Registration Statement on Form S-3 (File No. 333-113178) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of an aggregate of 5,175,000 shares of Common Stock, $0.01 par value per share (the "Shares"), of SS&C Technologies, Inc., a Delaware corporation (the "Company"), of which (i) 3,375,000 Shares will be issued and sold by the Company (the "Company Shares") and (ii) up to 1,800,000 Shares will be sold by certain stockholders of the Company (the "Selling Stockholders"). The Shares to be sold by the Selling Stockholders consist of (i) an aggregate of 992,400 Shares held by the Selling Stockholders (the "Initial Selling Stockholder Shares"), (ii) an aggregate of 132,600 Shares (the "Option Shares") issuable upon exercise of options to purchase shares of Common Stock granted to certain of the Selling Stockholders under the Company's 1996 Director Stock Option Plan, 1998 Stock Incentive Plan and 1999 Non-Officer Employee Stock Incentive Plan, each as amended to date (collectively, the "Plans"), and (iii) up to 675,000 Shares issuable upon exercise of an over-allotment option granted by one of the Selling Stockholders (the "Over-allotment Shares" and, together with the Initial Selling Stockholder Shares, the "Selling Stockholder Shares").

         The Shares are to be sold by the Company and the Selling Stockholders pursuant to an underwriting agreement (the "Underwriting Agreement") to be entered into by and among the Company, the Selling Stockholders and Goldman, Sachs & Co., J.P. Morgan Securities Inc., SunTrust Capital Markets, Inc., Jefferies Broadview, a division of Jefferies & Company, Inc., and America's Growth Capital, LLC, as representatives of the several underwriters named in the Underwriting Agreement, the form of which has been filed as Exhibit 1.1 to the Registration Statement.

         We are acting as counsel for the Company in connection with the sale by the Company and the Selling Stockholders of the Shares. We have examined signed copies of the Registration Statement as filed with the Commission. We have also examined and relied upon the Underwriting Agreement, minutes of meetings of the stockholders and the Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Certificate of Incorporation and By-Laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for


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Hale and Dorr LLP is a Massachusetts limited liability partnership. Our London and Oxford offices are operated under a Delaware limited liability partnership.
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SS&C Technologies, Inc.
May 10, 2004


purposes of rendering the opinions hereinafter set forth.

         In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

         Our opinion in clause (ii) below, insofar as it relates to the Selling Stockholder Shares being fully paid, is based solely on a certificate of the Chief Financial Officer of the Company confirming the Company's receipt of the consideration called for by the applicable resolutions authorizing the issuance of such Selling Stockholder Shares.

         We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

         Based upon and subject to the foregoing, we are of the opinion that (i) the Company Shares have been duly authorized for issuance and, when such Company Shares are issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, such Company Shares will be validly issued, fully paid and nonassessable, (ii) the Selling Stockholder Shares have been duly authorized and are validly issued, fully paid and nonassessable and (iii) the Option Shares have been duly authorized and, when issued and paid for in accordance with the terms and conditions of the respective Plans, will be validly issued, fully paid and nonassessable.

         Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                                  Very truly yours,

                                                  /s/ HALE AND DORR LLP

                                                  HALE AND DORR LLP